INDEPENDENT CONSULTING AGREEMENT

THIS INDEPENDENT CONSULTING AGREEMENT ("Agreement") is made as of this 15TH day of September, 2019 (the "Effective Date") between Great Western Bancorp, Inc., a Delaware corporation and Great Western Bank, a South Dakota corporation, located at 225 S. Main Avenue, Sioux Falls, SD together with their subsidiaries (collectively, "Great Western") and Credit Risk Advisors, LLC, a Minnesota Limited Liability Company, located at 10368 Meade Lane, Eden Prairie, MN 55347 ("Consultant").

1. **Services.** Effective September 23, 2019 and during the term of this Agreement, Consultant, in its capacity as an independent contractor, shall, as Interim Chief Credit Officer, shall perform certain of the duties customarily performed by a Chief Credit Officer, including and not limited to review and consultation of credit portfolios, analysis and reporting thereof, assisting with credit process enhancements, acting in an advisory capacity for Great Western's SVP of Credit and Strategic Business Services roles, and other duties as assigned ("Services"). Consultant shall not be designated a delegated credit authority (DCA) and shall not have authority to approve loans. Consultant shall report on a regular basis to the CEO. Great Western agrees that Consultant shall have ready access to Great Western's staff and resources as necessary to perform the Consultant's Services provided for by the Agreement. Consultant will perform Services in a commercially reasonable and professional manner, and in compliance with applicable law and regulation. Consultant acknowledges and agrees that Consultant retains the requisite knowledge and abilities to perform the Services to be provided hereunder and such Services will be accurate and shall not infringe on any copyright or other third-party rights.

2. **Rate of Payment for Services.** Great Western agrees to pay Consultant for Services in accordance with the schedule contained in Exhibit A attached hereto. Great Western shall pay such amounts within ten (10) business days upon receipt of invoices that shall be sent by Consultant and delivered to Great Western every (2) two weeks to the designee identified in Paragraph 13 of this Agreement. Consultant shall designate Michael J. Doyle, President, as primarily responsible for the Services.

3. **Confidentiality and Safeguarding Sensitive Information.**

a) **Confidential Information**. Each party acknowledges that during the term of this Agreement, it may receive or have access to "Confidential Information" of the other party. "Confidential Information" means any business and other information of a party that is or reasonably should be understood to be confidential, proprietary or generally not available to the public, whether or not labeled or otherwise identified as confidential and regardless of its form, format, media or mode of disclosure (written, verbal, visual, electronic or otherwise), including without limitation the following: (i) information relating to actual and projected sales, profits, planned or existing businesses or business initiatives; (ii) information relating to technology, such as computer systems and systems architecture, including but not limited to work flow architecture, computer hardware, computer software, documentation, methods of processing and operational methods; (iii) any of Great Western's customers' information, and all information, data, and any content, that is collected, uploaded, downloaded or otherwise received, on behalf of or from Great Western as well as any notices and other communications generated in the course of or pursuant to providing the Services. Notwithstanding anything to the contrary contained herein, Consultant acknowledges and agrees that as a publicly traded company, certain public disclosures, including the filing of a Form 8-K, shall be required, and shall contain information related to this Agreement and the Services provided and terms contained herein.

b) **Exclusions from Confidential Information**. Notwithstanding the above, Confidential

Information shall not include, and the non-use and non-disclosure provisions of this Section 3(b) shall not apply to, any portion of any information which is generally available to the public prior to its receipt by the receiving party from the disclosing party; or becomes available to the receiving party through a source other than the disclosing party or its affiliates or their respective directors, officers, employees, contractors, subcontractors or other agents, and protection of such information is not bound by any legal, contractual or fiduciary duty of confidentiality.

c) **Treatment of Confidential Information.** Each Party shall (i) keep and maintain all Confidential Information of the other Party in confidence, using the same degree of care, but no less than reasonable care, as the Party uses with its own Confidential Information; (ii) use and disclose Confidential Information of the other Party solely for the purposes for which such information, or access to it, is provided pursuant to the terms of this Agreement; (iii) return any Confidential Information of the other party after termination of the Agreement and (iv) not, directly or indirectly, disclose the other party's Confidential Information to any third party, other than a party's affiliates or their respective directors, officers, employees, contractors, subcontractors or agents in connection with the provision of or receiving the benefit from the Services or with the disclosing party's prior written consent, as permitted under the terms of this Agreement or as otherwise permitted hereunder.

d) Consultant agrees that Consultant continuously assesses the risks relating safeguarding confidential Great Western information and has implemented internal controls to mitigate those risks including notification to Great Western as soon as possible following any unauthorized disclosure of Confidential Information and shall cooperate with Great Western in investigating the unauthorized access to find a root cause of the occurrence and protect Great Western from any future unauthorized disclosure.

4. **Independent Contractor.** Consultant acknowledges Consultant is an independent contractor. Consultant shall not be deemed to be an employee of Great Western. This Agreement does not create a partnership relationship. Great Western is hereby contracting with Consultant for the Services and Consultant reserves the right to determine the method, manner and means by which the Services will be performed. No debts or obligations shall be incurred by either party in the other party's name or on its behalf, and neither party shall be responsible or liable for the debts and obligations of the other party. Contractor shall have no authority to act as agent for, or on behalf of Company, or to represent Company, or bind Company in any manner.

5. **Term and Termination.** The initial term of this Agreement shall commence on the Effective Date and continue for ninety (90) days thereafter. After the initial term of this Agreement, this Agreement shall automatically renew for thirty (30) day terms (each, a "Renewal Term"). Prior to any Renewal Term, either party may non-renew or terminate the Agreement by sending notice thereof at least thirty (30) days prior to the next Renewal Term. A party may terminate this Agreement if the other party is in breach of one or more material provisions contained herein, and the breaching party fails to cure such breach after ten (10) days written notice of such breach.

6. **Insurance and Oversight.** Consultant agrees that Consultant has never been convicted of a felony or a crime of dishonesty. Consultant shall obtain automobile liability insurance for each vehicle used in the performance of this Agreement, including owned, non-owned, borrowed, leased, or rented vehicles. Consultant shall provide Great Western with proof of this insurance upon request. Consultant agrees to defend, indemnify and hold harmless Great Western from and against any and all liability, losses, claims, expenses, demands, or damages of any kind, resulting directly or indirectly from the negligent and

intentional acts or omissions of Consultant or its members, officers, employees or agents (collectively, "Consultant Representatives"). Great Western agrees to defend, indemnify and hold harmless Consultant from and against any and all third party liability, losses, claims, expenses, demands or damages, arising directly out of Consultant's provision of the Services, except to the extent as a result of the willful misconduct or gross negligence of consultant resulting directly or indirectly from any one or more of the following: (a) the negligent and intentional acts or omissions of Consultant or Consultant Representatives.

7. **Use of and Ownership of Work Product.** The product of all work performed under this Agreement ("Work Product"), including without limitation all notes, reports, documentation, drawings, computer programs, inventions, creations, works, devices, models, work-in-progress and deliverables will be the sole property of Great Western, and Consultant hereby assigns to Great Western all right, title and interest therein, including but not limited to all audiovisual, literary, moral rights and other copyrights, patent rights, trade secret rights and other proprietary rights therein. Consultant retains no right to use the Work Product and agrees not to challenge the validity of Great Western's ownership in the Work Product. Work Product and reports may be provided to regulatory examiners, internal or external auditors, or other parties, by Great Western in Great Western's sole discretion. Great Western shall have all copyright and patent rights with respect to all Work Product developed under this Agreement, and Great Western is hereby granted a non-exclusive license to use and employ such materials within Great Western's business.

8. **Taxes.** Consultant understands that Great Western will not on behalf of Consultant (a) withhold state or federal income tax from Consultant payments, (b) withhold FICA (Social Security and Medicare taxes) from Consultant's payments or make FICA payments on Consultant's behalf, or (c) make state or federal unemployment compensation contributions on Consultant's behalf. Consultant shall pay all taxes incurred while performing Services under this Agreement—including all applicable income taxes and, if Consultant is not a corporation, self-employment (Social Security) taxes. Upon demand, Consultant shall provide Great Western with proof that such payments have been made.

9. **Benefits.** Consultant agrees that Consultant is not eligible to participate in any employee pension, health, vacation pay, sick pay, overtime, or other fringe benefit plan of Great Western.

10. **Limited Warranty.** Consultant warrants to Great Western that the material, analysis, data, programs and services to be delivered or rendered hereunder, will be of the kind and quality designated, as applicable, and will be performed by qualified personnel. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE, OR CONSEQUENTIAL DAMAGES, EITHER IN CONTRACT OR TORT, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN, INCLUDING ANY AMOUNT FOR LOSS OF PROFIT, DATA OR GOODWILL, WHETHER THE LIKELIHOOD OF SUCH LOSS OR DAMAGE WAS CONTEMPLATED.

11. **Complete Agreement.** This Agreement contains the entire agreement between the parties hereto with respect to the matters covered herein. No other agreements, representations, warranties or other matters, oral or written, purportedly agreed to or represented by or on behalf of Consultant by any of its agents, or contained in any sales materials or brochures, shall be deemed to bind the parties hereto with respect to the subject matter hereof. Great Western acknowledges that it is entering into this Agreement solely on the basis of the representations contained herein. If any provision of this Agreement (in whole or part) is held to be illegal, invalid or otherwise unenforceable, the other provisions shall remain in full force and effect. This Agreement may only be modified by a mutually agreed upon amendment executed by both parties.

12. **Applicable Law.** This Agreement shall be construed in accordance with the laws of South Dakota. Each party waives their right to a trial by jury. In the event that any dispute between the parties regarding the terms of this Agreement and is not resolved by informal negotiation between the parties, the matter shall be submitted to mediation under the Commercial Mediation Rules of the American Arbitration Association ("AAA"). If the dispute is not resolved by mediation, either party may commence litigation or arbitration.

13. **Notices.** Notices to Consultant shall be sent to Michael J. Doyle at the address provided in the first paragraph of the Agreement. Notices to Great Western should be sent to:

Attn: Andy Pederson
Great Western Bank
225 S. Main Ave.
Sioux Falls, SD 57104
Andy.Pederson@greatwesternbank.com

14. **Assignment and Conflict.** Consultant may not assign or outsource this Agreement without the prior written consent of Great Western. Consultant agrees that during its engagement with Great Western, Consultant will not engage in any engagement or employment, business, or activity that is in any way competitive with the business or proposed business of Great Western, and Consultant will not assist any other person or organization in competing with Great Western or in preparing to engage in competition with the business or proposed business of Great Western. The provisions of this paragraph shall apply both during normal working hours and at all other times including, without limitation, nights, weekends and vacation time, while Consultant is engaged with Great Western.

15. **Force Majeure Event.** In the event either party is unable to perform its obligations hereunder due to a Force Majeure Event (as defined below) such party will so notify the other party promptly and shall be relieved of any liability hereunder flowing from such inability to perform, until such time that the Force Majeure Event has ended. As used herein, a "Force Majeure Event" shall mean acts of god, fire, power outages, widespread communications network failures, acts of war or terrorism. Any waiver or default by a party to this Agreement to exercise any right or enforce any obligation hereunder shall not constitute a waiver of such right or obligation and shall not preclude the future exercise or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the Effective Date and hereby agree to the terms contained herein.

GREAT WESTERN:

Signed: ______________________

By: Kenneth Karels
President and Chief Executive Officer
Great Western Bank, and
Chairman
Great Western Bancorp, Inc.

CREDIT RISK ADVISORS, LLC:

Signed: ______________________

By: Michael J. Doyle
President
Credit Risk Advisors, LLC

Exhibit A

Billing
Rate of Payment for Services

Great Western agrees to pay Consultant for providing consulting work for Great Western in accordance with the following terms.

- The hourly rate for Services is $250 per hour, plus applicable sales tax, for thirty (30) to fifty (50) hours per week. One hour of travel time shall be reimbursed for travel to, and additionally one hour of travel time for returning from locations where Consultant is required to be on-site in Sioux Falls to perform the Services.
- Other customary travel and lodging expenses will be reimbursed.
- Consultant will provide an invoice every two weeks via email or other convenient means and Great Western will pay such invoice within ten (10) business days of receipt.
- Great Western will provide an IRS Form 1099 to Consultant after the end of the calendar year.